Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Community Shores Bank Corporation

We hereby consent to the incorporation by reference in the registration statement (Form S-8 No. 333-116914) for Community Shores Bank Corporation, of our report dated June 24, 2011, with respect to the statements of net assets available for benefits of Community Shores Bank 401(k) Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2010 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of Community Shores Bank 401(k) Plan for the year ended December 31, 2010.

/s/Rehmann Robson, P.C.
REHMANN ROBSON, P.C.

Grand Rapids, Michigan
June 24, 2011